Exhibit 26(m)(ii)

Written Consent of Sutherland Asbill and Brennan LLP

SAB Letterhead

December 12, 2006

Board of Directors

Western Reserve Life Assurance Co. of Ohio

WRL Series Life Account

570 Carillon Parkway

St. Petersburg, Florida 33716

RE:	WRL Series Life Account-G
WRL Benefactor
File No. 333-135803/811-21929

To the Board of Directors:

We hereby consent to the use of our name under the caption "Legal Matters" in the Statement of Additional Information for the WRL Benefactor contained in Pre-effective Amendment No. 1 to the Registration Statement on Form N-6 (File Nos. 333-135803/811-21929) of the WRL Series Life Account filed by Western Reserve Life Assurance Co. of Ohio with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik